Exhibit 99.1

BNY Mellon Announces Settlement of

Sigma Class Action Litigation

Second Quarter Results to Include an After-Tax Charge of $210 Million

Impact of Proposed Risk-Based Capital Rules Expected to Benefit Basel III Tier 1 Common Ratio

NEW YORK, July 6, 2012 – BNY Mellon today announced that on July 5, 2012 it entered into a settlement agreement related to a previously disclosed class action lawsuit pending in federal court in Oklahoma and initiated by CompSource Oklahoma concerning losses in connection with the investment of securities lending collateral in Sigma Finance Inc. (“Sigma”). The settlement agreement is subject to court approval.

The company recorded an after-tax charge in the second quarter of 2012 of approximately $210 million ($350 million pre-tax) primarily related to claims involving Sigma investments. This charge includes in part the expected payment of $280 million settling the Sigma-related class action.

Separately, the company noted that, after a preliminary review of the recently released Basel III rulemaking, it estimates that the impact of the new rules will be to increase its Basel III Tier 1 common equity ratio by over 100 basis points. The Basel III Tier 1 common equity ratio as of March 31, 2012 was 7.6%. The expected increase is primarily due to the estimated reduction in risk-weighted assets related to the company’s securities portfolio.

BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 36 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, offering superior investment management and investment services through a worldwide client-focused team. It has $26.6 trillion in assets under custody and administration and $1.3 trillion in assets under management, services $11.9 trillion in outstanding debt and processes global payments averaging $1.4 trillion per day. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com or follow us on Twitter@BNYMellon.

The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the company’s expectations with respect to its Basel III Tier 1 common equity ratio. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the company’s control). Factors that could cause the company’s results to differ materially can be found in the risk factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in the company’s other subsequent filings with the Securities and Exchange Commission. All statements in this press release speak only as of July 6, 2012 and BNY Mellon undertakes no obligation to update the information contained in this press release to reflect events or circumstances that arise after that date or reflect the occurrence of unanticipated events, except as required by federal securities laws.